As filed with the Securities and Exchange Commission on December 29, 2017

Registration No. 333-218179

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO FORM S-4 REGISTRATION STATEMENT

Under

The Securities Act of 1933

BECTON, DICKINSON AND COMPANY

(Exact Name of Registrant as Specified in Its Charter)

New Jersey	22-0760120
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 Becton Drive

Franklin Lakes, New Jersey 07417

Telephone: (201) 847-6800

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

Becton, Dickinson and Company 2004 Employee and Director Equity-Based Compensation Plan,

as amended and restated

(Full Title of the Plan)

Gary DeFazio

Senior Vice President, Corporate Secretary and Associate General Counsel

1 Becton Drive

Franklin Lakes, New Jersey 07417

Telephone: (201) 847-6800

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Paul T. Schnell

Michael Chitwood

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)
Common Stock, par value $1.00 per share	4,869,198 (3)	N/A	N/A	N/A

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock, par value $1.00 per share, of Becton, Dickinson and Company (the “Common Stock”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2)	Not applicable. All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Registration Statement on Form S-4 on May 23, 2017, as amended by Amendment No. 1 filed on June 29, 2017. Accordingly, no additional filing fee is required. See “Explanatory Note.”
(3)	Represents shares of Common Stock issuable under equity awards to be granted by the Registrant under the Becton, Dickinson and Company 2004 Employee and Director Equity-Based Compensation Plan, as amended and restated, in substitution for outstanding equity awards previously granted by C. R. Bard, Inc. pursuant to the Agreement and Plan of Merger, dated as of April 23, 2017, as amended by that certain Amendment No. 1, dated as of July 28, 2017, by and among C. R. Bard, Inc., a New Jersey corporation, Becton, Dickinson and Company, a New Jersey corporation, and Lambda Corp., a New Jersey corporation and wholly owned subsidiary of Becton, Dickinson and Company.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE

Becton, Dickinson and Company (the “Registrant”), hereby amends its Registration Statement on Form S-4 (Registration No. 333-218179) filed with the Securities and Exchange Commission (the “Commission”) on May 23, 2017, as amended by Amendment No. 1 filed on June 29, 2017, which the Commission declared effective on June 30, 2017, by filing this Post-Effective Amendment on Form S-8 (this “Registration Statement,” or “Post-Effective Amendment No. 1”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents:

1.	the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2017;

2.	the portions of the Registrant’s Proxy Statement on Schedule 14A for its 2018 annual meeting of stockholders filed with the Securities and Exchange Commission (“SEC”) on December 14, 2017 that are incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended September 30, 2017;

3.	the Registrant’s Current Reports on Form 8-K, filed on December 29, 2017; and

4.	the description of the Registrant’s common stock, par value $1.00 per share, contained in our Exchange Act registration statement filed with the SEC, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Statements contained in this Registration Statement or in a document incorporated by reference may be modified or superseded by later statements in this Registration Statement or by statements in subsequent documents incorporated by reference, in which case you should refer to the later statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 3-5 of Title 14A of the New Jersey Business Corporation Act, as amended, which we refer to as the NJBCA, stipulates that, unless limited by its certificate of incorporation, by-laws, a resolution of its board of directors or of its shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in a proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled, a New Jersey corporation has the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding, including any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, in a proceeding by or in the right of the corporation, no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court or the court in which such proceeding was brought determines upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the New Jersey Superior Court or such other court shall deem proper. Unless otherwise provided in the corporation’s organizational documents, the determination that the corporate agent is eligible for indemnification pursuant to the NJBCA shall be made: (1) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; (2) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or (3) by the shareholders if the certificate of incorporation or by-laws or a resolution of the board of directors or of the shareholders so directs.

The indemnification and advancement of expenses provided by or granted pursuant to the NJBCA does not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions: (1) were in breach of his duty of loyalty to the corporation or its shareholders; (2) were not in good faith or involved a knowing violation of law; or (3) resulted in receipt by the corporate agent of an improper personal benefit.

The Registrant’s restated certificate of incorporation provides that, to the full extent that applicable law permits the limitation or elimination of the liability of directors, no director will be personally liable to the Registrant or its shareholders for damages for breach of any duty owed to the Registrant or its shareholders.

The Registrant’s by-laws provide that, to the full extent that applicable law permits the limitation or elimination of the liability of any corporate agent, the Registrant will indemnify any corporate agent involved in any proceeding by reason of the fact that he is, or was, a corporate agent of the Registrant. The reasonable expenses incurred by a director or officer in defending or investigating a proceeding will be paid by the Registrant in advance of the final disposition of such proceeding upon receipt of an undertaking (reasonably satisfactory to the Registrant) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant.

Any indemnification under the Registrant’s by-laws will be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the corporate agent is proper in the circumstances, because such person has met the applicable standard of conduct set forth in the NJBCA. With respect to directors or officers of the Registrant, such determination shall be made (i) by a majority vote of the directors who are not parties to such proceeding, even though less than a quorum; (ii) if there are no such directors, or if such directors so direct, in a written opinion by independent legal counsel designated by the board of directors; or (iii) by the shareholders. With respect to all other corporate agents and unless otherwise directed by the board of directors, such determination may be made by the Registrant’s general counsel.

The Registrant maintains a standard policy of officers’ and directors’ liability insurance.

The foregoing is only a general summary of certain aspects of New Jersey law and the Registrant’s restated certificate of incorporation and by-laws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the NJBCA referenced above and the restated certificate of incorporation and by-laws of the Registrant.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits to this Post-Effective Amendment No. 1 are listed in the Exhibit Index hereto and are incorporated by reference herein.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 23, 2017, by and among C. R. Bard, Inc., a New Jersey corporation, Becton, Dickinson and Company, a New Jersey corporation, and Lambda Corp., a New Jersey corporation and wholly owned subsidiary of Becton, Dickinson and Company (incorporated by reference to the Registrant’s Registration Statement on Form S-4, dated May 23, 2017)

2.2	Amendment No. 1, dated July 28, 2017, to the Agreement and Plan of Merger, dated April 23, 2017, among C. R. Bard, Inc., Becton Dickinson and Company and Lambda Corp (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on 8-K dated July 28, 2017).

3.1	Restated Certificate of Incorporation of Becton, Dickinson and Company (dated as of January 29, 2013) (incorporated by reference to Exhibit 3(a) to the Registrant’s Quarterly Report on Form 10-Q dated May 9, 2013)

3.2	Certificate of Amendment of Restated Certificate of Incorporation of Becton, Dickinson and Company (dated as of May 15, 2017) (incorporated by reference to Exhibit 4.1 to the Registrant’s registration statement on Form 8-A dated May 16, 2017)

3.3	By-laws of Becton, Dickinson and Company, as amended and restated (dated as of April 23, 2017) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated April 24, 2017)

4.1	Becton, Dickinson and Company 2004 Employee and Director Equity-Based Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10 to the registrant’s Current Report on Form 8-K dated January 29, 2016)

5.1	Opinion of Gary DeFazio

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for Becton, Dickinson and Company

23.2	Consent of KPMG LLP, independent registered public accounting firm for C. R. Bard, Inc.

23.3	Consent of Gary DeFazio (included as part of Exhibit 5.1)

24.1	Power of Attorney of Officers and Directors (included on the signature page the Registrant’s Registration Statement on Form S-4, dated May 23, 2017 to which this Post-Effective Amendment No. 1 on Form S-8 relates)

SIGNATURES

Pursuant to the requirements of the Securities Act the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin Lakes, State of New Jersey, on this 29th day of December, 2017.

BECTON, DICKINSON AND COMPANY

By:	/s/ Gary DeFazio
Gary DeFazio
Senior Vice President, Corporate Secretary and Associate General Counsel

Pursuant to the requirements of the Securities Act this registration statement has been signed by the following persons in the capacities and on 29th day of December, 2017.

Signature	Title

* /s/ Vincent A. Forlenza	Chairman and Chief Executive Officer (Principal Executive Officer)

* /s/ Christopher R. Reidy	Executive Vice President, Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)

* /s/ John E. Gallagher	Senior Vice President, Corporate Finance, Treasurer and Controller (Principal Accounting Officer)

* /s/ Basil L Anderson	Director

* /s/ Catherine M. Burzik	Director

* /s/ Robert Andrew Eckert	Director

* /s/ Claire M. Fraser	Director

* /s/ Christopher Jones	Director

* /s/ Marshall O. Larsen	Director

* /s/ Gary A. Mecklenburg	Director

* /s/ James F. Orr	Director

* /s/ Willard J. Overlock, Jr.	Director

* /s/ Claire Pomeroy	Director

Signature	Title

* /s/ Rebecca W. Rimel	Director

* /s/ Bertram L. Scott	Director

*By:	/s/ Gary DeFazio
Name:	Gary DeFazio
Title:	Attorney-in-Fact